UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2020

SYNTHETIC BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-12584	13-3808303
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive, Suite 270

Rockville, Maryland 20850

(Address of principal executive offices and zip code)

(301) 417-4364

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SYN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On November 11, 2020, the board of directors (the “Board”) of Synthetic Biologics, Inc. (the “Company”) appointed John Monahan, Ph.D. to serve as a member of the Board. The appointment, which is effective immediately, means that the size of the Board will remain at four (4) members following the resignation of Scott Tarriff from the Board as described in more detail below. Dr. Monahan was also appointed to serve on the audit committee, the compensation committee and as Chairman of the nominations committee. Dr. Monahan’s term on the Board will expire at the Company’s 2021 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal.

The Company selected Dr. Monahan to serve on the Board because he brings extensive knowledge of the pharmaceutical and biologics industry. Having served in senior corporate positions in many medical companies he has a vast knowledge of the industry.

In accordance with the Company’s current policy for the compensation of non-employee directors, Dr. Monahan will receive the following compensation, on a pro rata basis, for his service on the Board and the three (3) committees of the Board: an annual cash retainer of $43,000, an annual cash fee of $7,500, $5,000 and $3,750 for service on the audit committee, compensation committee and nominations committee, respectively, and for serving as the Chairman of the nominations committee he will receive an additional annual cash fee of $7,500. In addition, it is anticipated that each non-employee member of the Board will be issued in December 2020 an option exercisable for shares of our common stock, for a term of 7-10 years, which will vest over several years.

Dr. Monahan has served on the board of directors of Heat Biologics, Inc. (Nasdaq: HTBX), a biopharmaceutical company primarily engaged in the development of immune therapies and vaccines, since November 2009, and also served on the board of directors of the biotech company Anixa Biosciences, Inc. (formerly known as ITUS Corporation)(Nasdaq: ANIX), a biotechnology company focused on using the body’s immune system to diagnose, treat and prevent cancer, since 2016. He is also a board member of Cellix Ltd. (Ireland) and has served on a number of other public and private boards over the years. Dr. Monahan Co-Founded Avigen Inc. (Nasdaq: AVGN) in 1992, a company which has become a leader in its sector for the development of novel pharmaceutical products for the treatment of serious human diseases. Over a 12 year period as Chief Executive Officer of Avigen he raised over $235 million in several private and public financings including its initial public offering. From 1989-1992, he was Vice President of Research & Development at Somatix Therapy Corp., Alameda, CA and from 1985-1989 he was Director of Molecular & Cell Biology at Triton Biosciences Inc., Alameda, CA. Prior to that from 1982-1985, he was Research Group Chief, Department of Molecular Genetics, Hoffmann-LaRoche, Inc. Nutley, NJ, and from 1975 to 1977 he was an Instructor at Baylor College of Medicine, Houston TX. Dr. Monahan served as a scientific advisory consultant to the Company from 2015 to November 2020 and from 2010 through 2015 he was the Company’s Senior Executive Vice President of Research & Development. Dr. Monahan was also a Scientific Advisory Board member of Agilis Biotherapeutics (recently merged into PTC Therapeutics), from 2014 to 2019. Dr. Monahan received his Ph.D. in Biochemistry from McMaster University, Canada and his B.Sc. from University College Dublin, Ireland.

There are no family relationships between Dr. Monahan and any of the Company’s directors or executive officers and nor does Dr. Monahan have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described below, there were no arrangements or understandings by which Dr. Monahan was named as a member of the Board.

Resignation of Director

On November 11, 2020, Scott Tarriff notified the Company of his resignation as a member of the Board, effective immediately. Mr. Tarriff served on the Board’s audit committee, compensation committee and nominations committee (Chairman). Mr. Tarriff’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Press Release

On November 12, 2020, the Company issued a press release announcing Dr. Monahan’s appointment to the Board and Mr. Tarriff’s resignation from the Board, as described in this Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release issued by Synthetic Biologics, Inc., dated November 12, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2020	SYNTHETIC BIOLOGICS, INC.

	By:	/s/ Steven A. Shallcross
		Name:	Steven A. Shallcross
		Title:	Chief Executive Officer and Chief Financial Officer